            Exhibit 99.1

Kuraray Completes Acquisition of Calgon Carbon

•	Kuraray gains global presence in activated carbon and filtration media

•	Calgon Carbon to operate as a separate subsidiary of Kuraray

Tokyo, Japan and Pittsburgh, PA – MARCH 9, 2018 - Kuraray Co., Ltd. (TYO:3405) (“Kuraray”) announced it has completed its acquisition of Calgon Carbon Corporation (“Calgon Carbon”).

As a separate subsidiary, Calgon Carbon will be reported as part of the Functional Materials Company of Kuraray, along with Kuraray’s Carbon Material Business Division. The Functional Materials Company includes the Methacrylate Division and Medical Division.

Randy Dearth, Calgon Carbon’s President and CEO, said of the completion of the merger: “This is an exciting beginning. For over 75 years, Calgon Carbon’s products, technologies, and commitment to our customers were the driving force of our business. And now, when combined with the support of Kuraray, there is no limit to what we can achieve.” Mr. Dearth and other members of the Calgon Carbon executive management team will continue in their roles after the closing of the transaction.

Masaaki Ito, Kuraray’s Representative Director and President said, “Today, Kuraray takes its carbon materials business farther than ever before with the addition of a global focus on activated carbon, activated carbon services, and filtration media. We are delighted to have the Calgon Carbon team joining Kuraray. We believe that this complementary combination will enable significant synergies and growth opportunities, and we aim to further expand the business as one of our future core businesses.”

Kuraray and Calgon Carbon have complementary products and services, and the combined organization will continue to focus on the highest quality activated carbon and filtration media products, equipment, and services. The combination will strengthen Kuraray’s focus on contributing to human health and the sustainability of the environment through innovative and high quality products around the world.

About Calgon Carbon Corporation

Calgon Carbon, a wholly-owned subsidiary of Kuraray Co., Ltd. (TYO:3405) (Kuraray), is a global leader in the manufacture and / or distribution of innovative coal-, wood- and coconut-based activated carbon products - in granular, powdered, pelletized and cloth form - to meet the most challenging purification demands of customers throughout the world. Complemented by world-class activated carbon and ultraviolet (UV) light purification and disinfection equipment systems and service capabilities, as well as diatomaceous earth and perlites, Calgon Carbon provides purification solutions for more than 700 distinct applications, including drinking water, wastewater, pollution abatement, and a variety of industrial and commercial manufacturing processes.

Headquartered in Pittsburgh, Pennsylvania, Calgon Carbon employs approximately 1,300 people and operates 20 manufacturing, reactivation, innovation and equipment fabrication facilities in the U.S., Asia, and in Europe, where Calgon Carbon is known as Chemviron.

Calgon Carbon was acquired by Kuraray in March of 2018. With complementary products and services, the combined organization will continue to focus on providing the highest quality and most innovative activated carbon and filtration media products, equipment, and services to meet customer needs anywhere in the world. For more information, visit www.calgoncarbon.com

About Kuraray

Kuraray was established in 1926. In 1950, the company achieved a corporate milestone as the first in the world to bring polyvinyl alcohol synthetic fiber to market. In subsequent years, Kuraray used its proprietary technology in the area of polymer chemistry and synthetic chemistry to develop resins, chemicals, fibers and textiles.

As a pioneer of Vinyl Acetate related business, Kuraray has a global presence in the business area of PVA (polyvinyl alcohol) resin, PVB (polyvinyl butyral) resin and film, PVA film that is used for LCD and detergent unit packing, EVOH (ethylene vinyl alcohol) resin (trademarked as EVAL) used for food packaging and gasoline tanks, and PVA fiber (vinylon) that is used for a substitute of asbestos and a reinforcing material of cement. Kuraray has overseas subsidiaries in 28 countries and regions outside Japan, as a global specialty chemical company. For more information, visit www.kuraray.com.

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